                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

             Filed by the Registrant [X]
             Filed by a party other than the Registrant [ ]
             Check the appropriate box:

       [X]   Preliminary Proxy Statement                [ ] Confidential, For Use of the Com-
                                                            mission Only (as permitted by
       [ ]   Definitive Proxy Statement                     Rule 14a-6(e)(2))

       [ ]   Definitive Additional Materials

       [ ]   Soliciting Material Under Rule 14a-12


                       METAWAVE COMMUNICATIONS CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------
    (2) Aggregate number of securities to which transactions applies:

-------------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------
    (5) Total fee paid:

-------------------------------------------------------------------------------
    [ ] Fee paid previously with preliminary materials:

-------------------------------------------------------------------------------
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

-------------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------------
    (3) Filing Party:

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    (4) Date Filed:

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                                      -1-

                                [METAWAVE LOGO]
                10735 WILLOWS ROAD NE, REDMOND, WASHINGTON 98052

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 6, 2002

     On Thursday, June 6, 2002, Metawave Communications Corporation, a Delaware corporation (the "Company"), will hold its Annual Meeting of Stockholders at the principal executive offices of the Company, located at 10735 Willows Road NE, Redmond, Washington 98052. The meeting will begin at 5:00 p.m. local time.

     Only stockholders who owned stock at the close of business on April 18, 2002 can vote at this meeting or any adjournment that may take place. At the meeting we will:

     - Elect eight directors, seven of whom will be elected by the holders of shares of common stock, par value $0.0001 per share, of the Company, voting separately as a class, and one of whom will be elected by the holders of shares of Series A Preferred Stock, par value $0.0001 per share, of the Company, voting separately as a class, to serve until the next Annual Meeting;

     - Approval of Full Ratchet Antidilution Protection for Series A Preferred Stock and Related Warrants issued to Oak Investment Partners; and

     - Transact any other business properly brought before the Meeting.

     You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

     Our Board of Directors recommends that you vote in favor of each of the two proposals outlined in this Proxy Statement.

     We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

     At the meeting, we will also report on our business results and other matters of interest to stockholders.

                                          By Order of the Board of Directors,

                                          /s/ Kathryn Surace-Smith
                                          Kathryn Surace-Smith
                                          Secretary

Redmond, Washington
April 29, 2002

                      METAWAVE COMMUNICATIONS CORPORATION
                10735 WILLOWS ROAD NE, REDMOND, WASHINGTON 98052

                                PROXY STATEMENT
                                    FOR THE
                      2002 ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 6, 2002

     Our Board of Directors is soliciting proxies for the 2002 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

     The Board set the record date for the meeting as April 18, 2002 (the "Record Date"). Stockholders of record who owned our stock on that date are entitled to vote at and attend the meeting. There were 51,670,127 shares of common stock outstanding on the Record Date. In addition, as of the Record Date, there were 84,782 shares of Preferred Stock issued and outstanding, all of which were held by entities affiliated with Oak Investment Partners. The holders of the Common Stock will vote as a single class at the Meeting on Proposal 2. With respect to Proposal 1, the holders of the Common Stock, voting separately as a class, are entitled to elect seven directors to the Board of Directors and the holders of the Preferred Stock, voting separately as a class, are entitled to elect one director to the Board of Directors.

     Voting materials, which include this Proxy Statement, a proxy card and the 2001 Annual Report, will be mailed to stockholders on or about May 8, 2002.

     In this Proxy Statement:

     - "We," "us," "our" and the "Company" refer to Metawave Communications Corporation,

     - "Annual Meeting" or "Meeting" means our 2002 Annual Meeting of Stockholders,

     - "Board of Directors" or "Board" means our Board of Directors, and

     - "SEC" means the Securities and Exchange Commission.

     We have summarized below important information with respect to the Annual Meeting.

TIME AND PLACE OF THE ANNUAL MEETING

     The Annual Meeting is being held on Thursday, June 6, 2002 at 5:00 p.m. local time at the principal executive offices of the Company, located at 10735 Willows Road NE, Redmond, Washington 98052.

     All stockholders who owned shares of our stock as of April 18, 2002, the record date, may attend the Annual Meeting.

PURPOSE OF THE PROXY STATEMENT AND PROXY CARD

     You are receiving a Proxy Statement and proxy card from us because you owned shares of our stock on April 18, 2002, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

     When you sign the proxy card, you appoint Randy Scheer and Kathryn Surace-Smith as your representatives at the meeting. Mr. Scheer and Ms. Surace-Smith will vote your shares, as you have instructed them on the proxy card, at the meeting. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

PROPOSALS TO BE VOTED ON AT THIS YEAR'S ANNUAL MEETING

     You are being asked to vote on:

     - The election of directors to serve on our Board of Directors.

     - Approval of Full Ratchet Antidilution Protection for Series A Preferred Stock and Related Warrants issued to Oak Investment Partners.

     The Board of Directors recommends a vote FOR each proposal.

VOTING PROCEDURE

  YOU MAY VOTE BY MAIL.

     To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

  YOU MAY VOTE IN PERSON AT THE MEETING.

     We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the meeting. Holding shares in "street name" means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in "street name" and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

  YOU MAY CHANGE YOUR MIND AFTER YOU HAVE RETURNED YOUR PROXY.

     If you change your mind after you return your proxy, you make revoke your proxy at any time before the polls close at the meeting. You may do this by:

     - signing another proxy with a later date, or

     - voting in person at the Annual Meeting.

MULTIPLE PROXY CARDS

     If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

QUORUM REQUIREMENT

     Shares are counted as present at the meeting if the stockholder either:

     - is present and votes in person at the meeting, or

     - has properly submitted a proxy card.

     A majority of our outstanding shares as of the record date must be present at the meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a "quorum."

CONSEQUENCES OF NOT RETURNING YOUR PROXY; BROKER NON-VOTES

     If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If your shares are held in street name and you do not vote your proxy, your brokerage firm may either:

     - vote your shares on routine matters, or

     - leave your shares unvoted.

     Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, brokers may vote such shares on behalf of their clients with respect to routine matters (such as the election of directors or the ratification of auditors), but not with respect to non-routine matters (such as a proposal submitted by a stockholder). If the proposals to be acted upon at any meeting include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that vote FOR the routine matters, but expressly states that the broker is not voting on non-routine matters. This is called a "broker non-vote." Proposal 1 described in this Proxy Statement qualifies as routine matters. Proposal 2 is a non-routine matter.

     Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

     We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting.

EFFECT OF ABSTENTIONS

     Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

REQUIRED VOTE

     The holders of the Common Stock will vote as a single class at the Meeting on Proposal 2. With respect to Proposal 1, the holders of the Common Stock, voting separately as a class, are entitled to elect seven directors to the Board of Directors and the holders of the Series A Preferred Stock, voting separately as a class, are entitled to elect one Director to the Board of Directors. If a quorum is present, with respect to each separate class vote, the directors for the ensuing year will be elected by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, as applicable, present in person or by proxy and entitled to vote. The approval of the Full Ratchet Antidilution Adjustment will require the affirmative vote of a majority of shares of Common Stock present in person or represented by proxy at the Meeting.

VOTE SOLICITATION; NO USE OF OUTSIDE SOLICITORS

     Metawave Communications Corporation is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, and other employees may contact you by telephone, via the Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

VOTING PROCEDURES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Mellon Investor Services LLC, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting.

     The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If the proxy card specifies a choice with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. Any proxy card which is returned, but not marked, will be voted FOR each of the director nominees, FOR the other proposal discussed in this Proxy Statement, and as the proxy holders deem desirable for any other matters that may come before the Meeting. Broker non-votes will not be considered as voting with respect to any matter for which the broker does not have voting authority.

     We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

PUBLICATION OF VOTING RESULTS

     We will announce preliminary voting results at the Meeting. We will publish the final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2002, which we will file with the SEC. You can get a copy by contacting our Investor Relations Department at (425) 702-5620 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov.

OTHER BUSINESS

     We do not know of any business to be considered at the 2002 Annual Meeting other than the proposals described in this Proxy Statement. However, because we did not receive notice of any other proposals to be brought before the meeting by March 23, 2002, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Randy Scheer and Kathryn Surace-Smith to vote on such matters at their discretion.

SITUATION WITH RESPECT TO ARTHUR ANDERSEN LLP, OUR INDEPENDENT PUBLIC
ACCOUNTANTS

     Generally, as part of the Annual Meeting of Stockholders and Proxy Statement, the Board of Directors makes a recommendation that the stockholders ratify the appointment of the independent public accountants selected by the Board of Directors. Currently, our independent public accountants are Arthur Andersen LLP. Due to the indictment of Arthur Andersen LLP by the U.S. Department of Justice and general uncertainty regarding Arthur Andersen LLP's situation, the Audit Committee has recommended to our Board of Directors that the Company defer appointing independent public accountants for the fiscal year 2002 audit until there is more certainty. If our Board of Directors concludes not to reappoint Arthur Andersen LLP, the Board of Directors will expedite the selection process of an accounting firm qualified to perform the 2002 audit and announce a new recommendation as soon as deliberations are complete.

PROPOSALS FOR 2003 ANNUAL MEETING

     To have your proposal included in our proxy statement for the 2003 Annual Meeting, you must submit your proposal in writing by February 6, 2003 to Kathryn Surace-Smith, Secretary, Metawave Communications Corporation, 10735 Willows Road NE, Redmond, Washington 98052.

     Proposals of stockholders intended to be considered at the 2003 Annual Meeting of Stockholders, but not included in the Company's proxy statement for that meeting, must be received by the Company no earlier than March 6, 2003 and no later than April 6, 2003.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Eight directors will be elected at the Annual Meeting, seven of whom (Messrs. Edwards, Hathaway, Hunsberger, Jarvis, Reudink and Twyver and Ms. Roberts) will be voted upon and elected by the holders of shares of Common Stock voting separately as a class and one of whom (Mr. Carano) will be voted upon by the holders of shares of Preferred Stock voting separately as a class. Detailed information on each of the nominees is provided below.

     All directors are elected annually and serve a one-year term until the next Annual Meeting. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate. Each nominee listed has consented to serve as a director.

VOTE REQUIRED

     If a quorum is present, with respect to Proposal 1, seven directors are to be elected by the holders of shares of Common Stock voting separately as a class and one director is to be elected by the holders of shares of Series A Preferred Stock voting separately as a class. In each separate class vote, the directors for the ensuing year will be elected by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, as applicable, present in person or by proxy and entitled to vote. If additional people are nominated for election as directors, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

NOMINEES FOR THE BOARD OF DIRECTORS

     The names of the nominees, their ages as of March 31, 2002 and certain other information about them are set forth below:

                   NAME                     AGE                    POSITION
                   ----                     ---                    --------
Robert H. Hunsberger(1)...................  55    Chairman of the Board, President and Chief
                                                  Executive Officer
Bruce C. Edwards..........................  48    Director
David R. Hathaway(2)......................  57    Director
Scot B. Jarvis(3).........................  41    Director
Douglas O. Reudink........................  62    Director
Jennifer Gill Roberts(3)..................  39    Director
David A. Twyver(3)........................  55    Director
Bandel L. Carano(2)(4)....................  40    Director

---------------

(1) Member of the Stock Option Committee

(2) Member of the Compensation Committee.

(3) Member of the Audit Committee.

(4) Nominee of the holders of shares of Series A Preferred Stock.

NOMINEES FOR ELECTION BY HOLDERS OF SHARES OF COMMON STOCK

     Robert H. Hunsberger has served as our Chief Executive Officer and President since July 1997 and Chairman of the Board of Directors since October 2000. From 1995 to July 1997, Mr. Hunsberger served as Senior Vice President and General Manager of Siemens Business Communications Systems, Inc., a telecommunications company and a wholly owned subsidiary of Siemens AG. From 1981 to 1995, Mr. Hunsberger held various executive positions at Nortel Networks, a telecommunications company, including Vice President of Sales and Marketing of its wireless networks division from 1993 to 1995 and Vice President of Market Development of its wireless networks division and Vice President of Cellular Systems from 1991 to 1993. Mr. Hunsberger holds a B.S. from the University of Virginia and an M.B.A. from Arizona State University.

     Bruce C. Edwards has served as one of our directors since May 1998. Mr. Edwards has served as President, Chief Executive Officer and a director of Powerwave Technologies, Inc., a telecommunications equipment company, since 1996. Mr. Edwards also serves as a director of Emulex Corporation, a computer equipment company. Mr. Edwards holds a B.S. from Rider University and an M.B.A. from the New York Institute of Technology.

     David R. Hathaway has served as one of our directors since 1995. Mr. Hathaway has been a general partner of the venture capital firms Venrock Associates, Venrock Associates II, L.P. and Venrock Associates III, L.P. since 1980, 1995 and July 2000, respectively. Mr. Hathaway serves as a director of several private companies. Mr. Hathaway holds a B.A. from Yale University.

     Scot B. Jarvis has served as one of our directors since February 1998. Mr. Jarvis is a co-founder and managing member of Cedar Grove Partners, LLC, a privately owned investment company. From 1994 to 1997, Mr. Jarvis was co-founder and Executive Vice President of XO Communications, Inc. (formerly known as NEXTLINK Communications, Inc.), a telecommunication service operator. Mr. Jarvis serves as a director of Wireless Facilities, Inc., a systems integrator for wireless service providers, Leap Wireless International, Inc., a wireless communications company, and Cricket Communications, Inc., a wireless communications company. Mr. Jarvis holds a B.A. from the University of Washington.

     Douglas O. Reudink, a co-founder, has served as one of our directors since 1995. Dr. Reudink served as our Chief Technical Officer from our inception until October 2000, as Chairman of the Board of Directors from April 1997 until October 2000, and as a Strategic Advisor from October 2000 through March 2001. Dr. Reudink holds a B.S. from Linfield College and a Ph.D. from Oregon State University.

     Jennifer Gill Roberts has served as one of our directors since 1995. Ms. Roberts has been a general partner of Sevin Rosen Funds, a venture capital firm, since 1994. Ms. Roberts serves as a director of several private companies. Ms. Roberts holds a B.S. and an M.B.A. from Stanford University and an M.S. from the University of Texas.

     David A. Twyver has served as one of our directors since May 1998. He is currently President and Chief Executive Officer of Ensemble Communications Inc., a wireless communications equipment company. From 1996 to 1997, Mr. Twyver served as Chief Executive Officer of Teledesic Corporation, a satellite telecommunications company. From 1974 to 1996, Mr. Twyver served in several management positions at Nortel Networks, most recently serving as President of the wireless networks group from 1993 to 1996. Mr. Twyver serves as a director of Airspan Networks, a wireless communications company, as well as several private companies. Mr. Twyver holds a B.S. from the University of Saskatchewan.

NOMINEES FOR ELECTION BY HOLDERS OF SHARES OF PREFERRED STOCK

     Bandel L. Carano has served as one of our directors since 1995. Mr. Carano has been a general partner of Oak Investment Partners, a venture capital firm, since 1987. Mr. Carano serves as a member of the investment advisory board of the Stanford University Engineering Venture Fund. Mr. Carano also serves as a member of the board of directors of Wireless Facilities, Inc., a systems integrator for wireless service providers. Mr. Carano holds a B.S. and an M.S. from Stanford University.

     There are no family relationships among any of the directors or executive officers of the Company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the last fiscal year (the period of January 1, 2001 through December 31, 2001), the Board met seven times. Each director, except Messrs. Carano and Jarvis, attended at least 75% of all Board and applicable committee meetings during this time. The Board has a Stock Option Committee, a Compensation Committee and an Audit Committee.

     Robert Hunsberger is the sole member of the Stock Option Committee. All actions by the Stock Option Committee during the last fiscal year were taken by written consent of the sole member. The function of the Stock Option Committee is to make option grants under the Company's stock option plans to employees who are not reporting persons under Section 16 of the Securities Act and who would have options to purchase less than an aggregate of 75,000 shares outstanding after the grant.

     Bandel Carano and David Hathaway are members of the Compensation Committee. The Compensation Committee held one meeting during the last fiscal year. The functions of the Compensation Committee are to establish and administer our policies regarding annual executive salaries, cash incentives and long-term equity incentives. The Compensation Committee administers our 1995 Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Plan, 2001 Stock Option Plan and 2000 Employee Stock Purchase Plan.

     The Audit Committee is comprised of the following directors: David Twyver (chair), Scot Jarvis and Jennifer Gill Roberts. The Audit Committee held five meetings during the last fiscal year. The functions of the Audit Committee are to recommend the engagement of the independent public accountants, to monitor the effectiveness of the audit effort, and to monitor our financial and accounting organization and its system of internal accounting controls.

     The Board does not have a nominating committee or a committee performing the functions of a nominating committee.

DIRECTOR COMPENSATION

     All non-employee directors receive $1,000 for each Board meeting attended and $500 for each committee meeting attended. For Board and committee meetings held during the fiscal year that ended December 31, 2001, Bandel Carano received $4,500, Bruce Edwards received $4,000, David Hathaway received $4,500, Scot Jarvis received $5,000, Douglas Reudink received $3,000, Jennifer Gill Roberts received $6,500 and David Twyver received $6,500. All directors are reimbursed for reasonable and customary travel expenses.

     All non-employee directors participate in the 1998 Amended and Restated Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, when a non-employee initially becomes a director, he or she receives a nonstatutory option to purchase 16,666 shares, which becomes exercisable as to 25% of the total shares on the first anniversary of the date of grant and one-forty-eighth ( 1/48th) of the total number of shares at the end of each month thereafter. On the date of the Annual Meeting of the Company's stockholders, each non-employee director is granted an option to purchase 6,666 shares, provided that he or she has served on the Board for at least six months prior to the date of such Annual Meeting. These subsequent options become exercisable as to one-thirty-sixth ( 1/36th) of the shares each month from the date of grant. The exercise price of the options shall be 100% of the fair market value of the common stock on the Nasdaq National Market on the date the option was granted. The options vest only while an individual continues to serve as a director and may be exercised only (1) while the individual is serving as a director on the Board, (2) within six months after termination by death or disability, or (3) within three months after the individual's term as director ends.

     Employee directors receive no additional compensation for serving on the Board of Directors.

RECOMMENDATION OF THE BOARD:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

 APPROVAL OF FULL RATCHET ANTIDILUTION PROTECTION FOR SERIES A PREFERRED STOCK
             AND RELATED WARRANTS ISSUED TO OAK INVESTMENT PARTNERS

     On December 21, 2001, the Company issued Series A Preferred Stock ("Series A Preferred Stock") and warrants (the "Warrants") to affiliates of Oak Investment Partners (collectively, "Oak") for aggregate proceeds of approximately $20 million (the "Financing"). Oak owned approximately 6% of the Company prior to the Financing. In addition, a general partner of Oak, Bandel Carano, is a current member of our Board of Directors and has served in such capacity since 1995. The disinterested directors approved the financing after reviewing several offers from third parties to purchase securities in the Company and determining that the offer related to the Financing was the most favorable to the Company. The Company's common stock is authorized for quotation on the Nasdaq National Market. The Series A Preferred Stock is convertible into common stock, and the Warrants are exercisable either for common stock or for convertible Series A Preferred Stock. Nasdaq Stock Market Rule 4350(i)(1)(D) requires stockholder approval for the issuance of securities, including convertible securities, representing 20% or more of an issuer's outstanding listed securities immediately prior to the issuance (the "Nasdaq Rule"). The issuance of the Series A Preferred Stock and the Warrants, on an as-converted basis using the current conversion ratio, represented approximately 19.9% of the Company's outstanding common stock immediately prior to the Financing. Therefore, the Company did not seek stockholder approval prior to completing the Financing.

     However, subject to stockholder approval, the Series A Preferred Stock and the Warrants include "full ratchet" anti-dilution protection (the "Full Ratchet"). For a description of how this Full Ratchet operates, see "Terms of the Series A Preferred Stock and Warrants -- Full Ratchet Antidilution Adjustment" below. Because of the Nasdaq Rule, before the Full Ratchet can be given effect, stockholder approval is required. For this reason, the Company agreed to solicit stockholder approval of the Full Ratchet in this proxy.

     Currently, a covenant we have with Oak prevents us from issuing common stock at a price below $2.359 without Oak's prior approval. However, if the stockholders approve the Full Ratchet, this covenant will terminate, and we will no longer need Oak's approval before issuing common stock at a price below $2.359. The Company's common stock price was $0.53 on April 1, 2002, which is significantly below $2.359. It is unlikely in the near future that the Company would be able to raise capital by selling its common stock for a price above $2.359. If the stockholders do not approve the Full Ratchet and thereby remove the covenant described above, the Company's ability to raise additional funds when needed could be materially impaired, which could materially and adversely affect the Company's ability to continue operations if such funds were needed and not available.

TERMS OF THE SERIES A PREFERRED STOCK AND WARRANTS

     Financing Terms. In the Financing, the Company issued 84,782 shares of Series A Preferred Stock at a purchase price of $235.90 per share and Warrants to purchase up to either 42,391 shares of Series A Preferred Stock at an exercise price of $235.90 per share or 4,239,100 shares of common stock at an exercise price of $2.22 per share for aggregate proceeds of approximately $20 million. These securities were issued pursuant to a Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement") filed with the SEC as Exhibit 4.1 on Form 8-K on December 4, 2001. If the Warrants are exercised for Series A Preferred Stock, the Company would receive additional proceeds of approximately $10 million, and if the Warrants are exercised for common stock, the Company would receive additional proceeds of approximately $9.4 million.

     Conversion Feature. The holders of Series A Preferred Stock have the right to convert the Series A Preferred Stock into common shares at any time after the Financing. The current conversion ratio is 100 shares of common stock for one share of Series A Preferred Stock, subject to the adjustments described below. If Oak were to exercise the Warrants for Series A Preferred Stock and then convert all of the Series A Preferred Stock held by Oak into common stock, Oak would receive 12,717,300 shares of common stock in the aggregate. In addition, beginning June 20, 2004, the Series A Preferred Stock will automatically be converted into common stock if the closing price for the Company's shares on any exchange or market exceeds $5.25 for 30 consecutive trading days.

     Warrants. The Warrants may be exercised for Series A Preferred Stock for cash at a purchase price of $235.90 per share or common stock at a purchase price of $2.22 per share, or, in either case, net exercised by surrendering shares acquired upon exercise of the Warrant for the aggregate purchase price. The Warrants have a term of five years and shall survive the reorganization or merger of the Company with substantially the same rights and features as prior to any such reorganization or merger.

     Full Ratchet Antidilution Adjustment. Subject to stockholder approval, both the Series A Preferred Stock and the Warrants have Full Ratchet antidilution protection.

     The Series A Preferred Stock Full Ratchet operates as follows: if the Company issues common stock or securities convertible into common stock at a price below $2.359, the conversion ratio of the Series A Preferred Stock will be increased. Following this adjustment, a share of Series A Preferred Stock would be convertible into more than 100 shares of common stock. Therefore, Oak would have the right to convert its Series A Preferred Stock into a greater number of shares of common stock, and would therefore own a higher percentage of the Company as a result of the operation of the Full Ratchet.

     The Full Ratchet formula is complicated, and you should read Section 4(f) of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Certificate") filed with the SEC as Exhibit A to the Preferred Stock and Warrant Purchase Agreement dated as of November 30, 2001 filed as Exhibit 4.1 to Form 8-K on December 4, 2001 for more details. However, by way of example, if the Company were to issue common stock at $0.50 per share, the conversion ratio of the Series A Preferred Stock would increase from 100 to one to approximately 472 to one.

     There are some exceptions from application of the Full Ratchet. It will not be triggered if the Company issues:

     - common stock or options to employees, officers, directors and consultants pursuant to stock option plans and similar arrangements;

     - up to 3,000,000 shares of common stock in certain commercial transactions that are not designed to raise capital;

     - in connection with a merger or asset acquisition that is not designed to raise capital; or

     - common stock and Oak approves the issuance.

     The Warrants also include a similar Full Ratchet that applies only to the feature of the Warrants that allows them to be exercised for common stock, except that the applicable price is $2.22 instead of $2.359. If the Warrants are exercised for Series A Preferred Stock, the shares received upon that exercise are also subject to adjustment pursuant to the Series A Preferred Stock Full Ratchet.

     Dividend. The holders of Series A Preferred Stock shall receive dividends on an as-converted to common stock basis depending on the then current conversion price for any dividend declared or distribution payable to the holders of common stock.

     Liquidation Feature. Upon a liquidation as defined in the Certificate, which is generally a merger or consolidation or sale of all or substantially all of the Company's assets or a dissolution of the Company, the holders of Series A Preferred Stock shall be able to receive their original purchase price for the Series A Preferred Stock, approximately $20 million in the aggregate for the Series A Preferred Stock and approximately $30 million in the aggregate if the Warrants were exercised for Series A Preferred Stock, prior and in preference to the holders of common stock or any other class or series of stock of the Company. Thereafter, if funds remain legally available for distribution, the holders of Series A Preferred Stock shall share ratably with the holders of common stock on an as-converted to common stock basis until the holders of Series A Preferred Stock shall have received 3 times their original purchase price. Thereafter, the holders of common stock shall receive any remaining funds; provided, however, that if the holders of Series A Preferred Stock were to receive a greater amount than 3 times their original purchase price on an as-converted to common stock basis, the holders of Series A Preferred Stock shall be treated as though their shares had been converted into common stock and share ratably with the other holders of common stock.

     Voting Rights. The holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Company's common stock on an as-converted to common stock basis at the then current conversion price. The voting rights of the holders of Series A Preferred Stock shall be restricted to the number of votes equal to the number of shares received if the Series A Preferred Stock were converted using a conversion price of $2.359, notwithstanding any previous application of the Full Ratchet. In addition, the holders of Series A Preferred Stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors at each annual or special election of directors.

     Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Company may not without first obtaining the approval of the holders of a majority of the outstanding Series A Preferred Stock: (a) amend its Certificate of Incorporation or bylaws so as to increase the authorized shares of preferred stock or affect adversely any holder of Series A Preferred Stock;
(b) issue any security that is senior to or pari passu with the Series A Preferred Stock; (c) create or amend any debt instrument or bank line if following such action the Company's total indebtedness exceeded $5 million in the aggregate; (d) change the rights of the holders of the Series A Preferred Stock; or (e) acquire any assets, except in the ordinary course of business, if the total purchase price exceeds $10 million.

     Registration Rights. The Company is obligated to prepare and file a registration statement in order to register the Series A Preferred Stock and stock received upon exercise of the Warrants for resale through Nasdaq or any other exchange on which the Company's stock is then traded on the earlier of the date that is (i) at least 45 days before the 18th month anniversary of the closing date of the Financing or (ii) no more than 15 days after the breach of the Company of certain conditions.

     The terms of the Series A Preferred Stock and Warrants are complex and only briefly summarized above. Stockholders wishing further information concerning the rights, preferences and terms of the Series A Preferred Stock and Warrants are referred to the full description contained in the Company's Form 8-K filed with the SEC on December 4, 2001.

RECOMMENDATION OF THE BOARD:

  THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE FULL RATCHET IN THE SERIES A
                        PREFERRED STOCK AND THE WARRANT

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of securities of the Company as of the Record Date (unless otherwise indicated) based on a total of 51,670,127 shares of Common Stock and 84,782 shares of Preferred Stock outstanding as of such date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock or Series A Preferred Stock, (ii) each of the directors and nominees for election to the Board, (iii) the Chief Executive Officer and each of the executive officers named in the Summary Compensation Table who is or was an executive officer of the Company during the year ended December 31, 2001 and (iv) all directors and executive officers of the Company as a group. Shareholders listed below possess sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                    AMOUNT AND
                                                                     NATURE OF
                                                                    BENEFICIAL      PERCENT OF CLASS
NAME AND ADDRESS                                 TITLE OF CLASS   OWNERSHIP(#)(1)      (%)(1)(2)
----------------                                 --------------   ---------------   ----------------
Bandel L. Carano(3)............................  Common Stock        3,299,901             6.4
  Oak Investment Partners                        Preferred             127,173           100.0
                                                 Stock
  525 University Avenue, Suite 1300
  Palo Alto, CA 94301-1902
David R. Hathaway(4)...........................  Common Stock        1,696,168             3.3
  Venrock Associates
  30 Rockefeller Plaza
  New York, NY 10112-0184
Jennifer Gill Roberts(5).......................  Common Stock        2,068,506             4.0
  The Sevin Rosen Funds
  550 Lytton Avenue, Suite 200
  Palo Alto, CA 94301-1542
MeriTech Capital Partners(6)...................  Common Stock        4,047,615             7.8
  90 Middlefield Road, Suite 200
  Menlo Park, CA 94025
Vanguard Horizon Funds -- Vanguard Capital
  Opportunity Fund.............................  Common Stock        3,839,000             7.4
  100 Vanguard Blvd.
  Malvern, PA 19355
Robert H. Hunsberger(7)........................  Common Stock          865,012             1.6
Victor K. Liang(8).............................  Common Stock          259,926               *
Richard P. Henderson(9)........................  Common Stock          263,606               *
Shimon Scherzer(10)............................  Common Stock        1,169,556             2.3
Stuart W. Fuhlendorf(11).......................  Common Stock          239,027               *
Douglas O. Reudink(12).........................  Common Stock          821,187             1.6
Scot B. Jarvis(13).............................  Common Stock           31,155               *
Bruce C. Edwards(14)...........................  Common Stock           31,812               *
David A. Twyver(15)............................  Common Stock           39,812               *
All directors and executive officers as a group
  (12 persons)(16).............................  Common Stock       10,785,668            20.9
                                                 Preferred             127,173           100.0
                                                 Stock

---------------

  *  Represents less than 1% ownership.

Footnotes appear on following pages.

 (1) Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned includes common stock which the named person has the right to acquire, through conversion, option or warrant exercise, or otherwise, within 60 days after the Record Date. The persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Percentage of beneficial ownership for each class is based on 51,670,127 shares of Common Stock outstanding as of the Record Date and 84,782 shares of Series A Preferred Stock outstanding as of the Record Date. For each named person, the percentage ownership includes stock that the person has the right to acquire within 60 days after the Record Date, as described in footnote 1. However, such shares shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. Beneficial ownership calculations for 5% stockholders are based solely on publicly-filed Schedule 13D's or 13G's, which 5% stockholders are required to file with the SEC, and which generally set forth ownership interests as of December 31, 2001.

 (3) Consists of 1,222,601 shares of common stock held by Oak Investment Partners VI, L.P., 1,985,355 shares of common stock and 12,898 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date held by Oak Investment Partners VIII, L.P., 33,560 shares of common stock held by Oak VI Affiliates Fund, L.P., 45,238 shares of common stock and 249 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date held by Oak VIII Affiliates Fund, L.P., 83,442 shares of Series A preferred stock and warrants to purchase 41,721 shares of Series A preferred stock that are currently exercisable held by Oak Investment Partners X, L.P. and 1,340 shares of Series A preferred stock and warrants to purchase 670 shares of Series A preferred stock that are currently exercisable held by Oak X Affiliates Fund, L.P. Mr. Carano, a director of the Company, is a Managing Member of Oak Associates VI, LLC and a general partner of each of Oak Investment Partners VI, L.P., Oak VI Affiliates, Oak VI Affiliates Fund, Oak X Investment Partners X, L.P. and Oak X Affiliates Fund, L.P., and as such may be deemed to share voting and investment power with respect to such shares. Mr. Carano disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (4) Consists of 67,798 shares held by Mr. Hathaway, 939,145 shares held by Venrock Associates, 674,079 shares held by Venrock Associates II, L.P., 2,000 shares held in trust for Mr. Hathaway's sons and 13,146 shares issuable upon the exercise of immediately exercisable options held by Mr. Hathaway within 60 days of the Record Date. Mr. Hathaway, a director, is a general partner of Venrock Associates and Venrock Associates II, L.P., and as such, may be deemed to share voting and investment power with respect to such shares. Mr. Hathaway disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

 (5) Consists of 1,399,101 shares held by Sevin Rosen Fund IV L.P., 616,240 shares held by Sevin Rosen Fund V L.P., 21,914 shares held by Sevin Rosen V Affiliates Fund L.P., 11,509 shares held by the Roberts Family Trusts and 13,146 shares issuable upon the exercise of immediately exercisable options held by Ms. Roberts within 60 days of Record Date. Ms. Roberts, one of our directors, is a general partner of Sevin Rosen Fund IV L.P., Sevin Rosen Fund V L.P. and Sevin Rosen V Affiliates Fund L.P., and as such, may be deemed to share voting and investment power with respect to such shares. Ms. Roberts disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest in such shares. Also includes 6,596 shares held by Sevin Rosen Bayless Management Company ("SRBMC") which are held in a Rabbi Trust for the benefit of SRBMC employees. Ms. Roberts holds no pecuniary interest in these shares.

 (6) Consists of 3,982,854 shares held by MeriTech Capital Partners L.P. and 64,761 shares held by MeriTech Capital Affiliates, L.P.

 (7) Consists of 50,135 shares held by Mr. Hunsberger and 814,877 shares issuable upon the exercise of immediately exercisable options held by Mr. Hunsberger within 60 days of the Record Date, 37,036 shares of which are subject to our right of repurchase.

 (8) Consists of shares issuable upon the exercise of immediately exercisable options held by Mr. Liang within 60 days of the Record Date. Since Mr. Liang's employment was terminated on March 1, 2002, the options will no longer be exercisable as of June 2, 2002.

 (9) Consists of 263,606 shares issuable upon the exercise of immediately exercisable options held by Mr. Henderson within 60 days of the Record Date, 42,501 shares of which are subject to our right of repurchase that lapses over time.

(10) Consists of 1,081,920 shares held by Mr. Scherzer and 87,636 shares issuable upon the exercise of immediately exercisable options held by Mr. Scherzer within 60 days of the Record Date.

(11) Consists of shares issuable upon the exercise of immediately exercisable options held by Mr. Fuhlendorf within 60 days of the Record Date.

(12) Consists of 769,153 shares held by Dr. Reudink, 16,665 shares held in trust for Dr. Reudink's son and 35,369 shares issuable upon the exercise of immediately exercisable options held by Dr. Reudink within 60 days of the Record Date.

(13) Consists of 16,666 shares owned by Cedar Grove Partners LLC, 1,343 shares owned by Cedar Grove Partners LLC and 13,146 shares issuable upon the exercise of immediately exercisable options within 60 days of the Record Date. Mr. Jarvis, a managing member of each Cedar Grove entity, disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

(14) Consists of 2,000 shares held by Mr. Edwards and 29,812 shares issuable upon the exercise of immediately exercisable options held by Mr. Edwards within 60 days of the Record Date.

(15) Consists of 10,000 shares held by Mr. Twyver and 29,812 shares issuable upon the exercise of immediately exercisable options held by Mr. Twyver within 60 days of the Record Date.

(16) Includes shares referred to in footnotes (3), (4), (5) and (7) through
     (15).

                         EXECUTIVE OFFICERS BIOGRAPHIES

     The names of the Company's executive officers, their ages as of March 31, 2002 and certain other information about them are set forth below:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Robert H. Hunsberger(1)...................  55    Chairman of the Board, President and Chief Executive
                                                  Officer
Stuart W. Fuhlendorf......................  48    Former Chief Financial Officer
Richard P. Henderson......................  41    Senior Vice President, Pan America
Victor K. Liang...........................  50    Former President, World Trade
Shimon Scherzer...........................  53    Chief Technical Officer

     Each officer named above will serve until his or her successor is appointed or until death, resignation or removal. It is expected that each of the above officers will be reappointed at the Annual Meeting of the Board of Directors to be held on April 27, 2000, immediately following the 2000 Annual Meeting of Shareholders. For the biographical summary of Robert H. Hunsberger, see "Election of Directors."

     Stuart W. Fuhlendorf served as our chief financial officer from March 2000 to April 2002. From 1993 to March 2000, Mr. Fuhlendorf served as chief financial officer of EFTC Corporation, formerly Electronic Fab Technology Corporation, an electronic component manufacturing company. Mr. Fuhlendorf holds a B.A. from the University of Northern Colorado and an M.B.A. from the University of San Diego.

     Richard P. Henderson has served as our senior vice president, Pan America since February 2001. Prior to that time, from October 2000 until February 2001, he was senior vice president and general manager, SpotLight CDMA and vice president of sales and marketing from December 1997 until October 2000. From 1984 to 1997, Mr. Henderson held various sales and marketing positions at Nortel, most recently serving as vice president of marketing operations from 1996 to 1997 and sales account director from 1992 to 1995. Mr. Henderson holds a B.S. from Texas A&M University and an M.B.A. from the University of Dallas.

     Victor K. Liang served as our president, world trade from February 2001 until his employment was terminated in March 2002, and held various other positions with the Company from July 1998 to February 2001. From 1989 until March 1998, Mr. Liang held various senior executive positions with Siemens and its subsidiaries. Mr. Liang holds a B.S. from Chiao Tung University in Taiwan and a degree in Business Administration from Cheng Chih University.

     Shimon Scherzer has served as our Chief Technical Officer since October 2000. Mr. Scherzer was a founder and Chief Technical Officer of Adaptive Telecom Inc. from its inception in 1998 until it was acquired by the Company in September 2000. Mr. Scherzer holds a B.S.E.E. from Technion in Haifa, Israel.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation earned by (a) the person who served as our Chief Executive Officer during the fiscal year that ended December 31, 2001, (b) the four other most highly compensated individuals who served as an executive officer during the fiscal year ended December 31, 2001 (the "Named Executive Officers"); and (c) the compensation received by each of these people for the two preceding fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                    ANNUAL COMPENSATION   ------------
                                                    -------------------      STOCK          OTHER
                                           FISCAL    SALARY     BONUS       OPTIONS      COMPENSATION
NAME & PRINCIPAL POSITION                   YEAR      ($)       ($)(1)        (#)            ($)
-------------------------                  ------   --------   --------   ------------   ------------
Robert H. Hunsberger,....................   2001    320,000         --      395,000       650,518(2)
  Chairman and Chief Executive Officer      2000    295,769     30,000      166,666       613,139(3)
                                            1999    270,766     12,150       66,666           912(3)
Stuart W. Fuhlendorf,....................   2001    214,423         --      270,000           616(4)
  Former Chief Financial Officer            2000    150,000     32,500      310,000        79,392(5)
                                            1999         --         --           --               --
Richard P. Henderson,....................   2001    204,231         --      175,000       119,536(6)
  Senior Vice President, Pan America        2000    168,846    117,964       85,000        33,726(7)
                                            1999    159,539     80,686       10,000           262(4)
Victor K. Liang,.........................   2001    225,000         --      255,000           649(4)
  Former President, World Trade             2000    208,846     20,000       40,000           704(4)
                                            1999    190,263      4,309       86,666           567(4)
Shimon Scherzer,.........................   2001    250,000         --      240,000        12,137(8)
  Chief Technical Officer                   2000     60,337     15,000           --           180(4)
                                            1999         --         --           --               --

---------------

(1) Includes bonuses earned in the indicated year and paid in the subsequent year. Excludes bonuses paid in the indicated year but earned in the preceding year. Includes commissions.

(2) Consists of proceeds from a nonqualified stock option exercise in the amount of $627,638, a housing allowance (including gross-up) paid by us in the amount of $22,088 and life insurance premium paid by us in the amount of $792.

(3) Consists of proceeds from a nonqualified stock option exercise in the amount of $612,209 and life insurance premium paid by us in the amount of $930.

(4) Consists of life insurance premiums paid by us.

(5) Consists of a payment of $79,140 for relocation expenses and life insurance premium paid by us in the amount of $252.

(6) Consists of proceeds from a nonqualified stock option exercise in the amount of $118,750 and life insurance premium paid by us in the amount of $786.

(7) Consists of proceeds from a nonqualified stock option exercise in the amount of $33,125 and life insurance premium paid by us in the amount of $601.

(8) Consists of a housing allowance paid by us in the amount of $9,010, a furniture allowance of $2,406 and life insurance premium paid by us in the amount of $721.

SEVERANCE ARRANGEMENTS

     We have entered into severance arrangements with Robert H. Hunsberger, Chief Executive Officer, Stuart W. Fuhlendorf, Chief Financial Officer, and Richard P. Henderson, Senior Vice President, Pan America.

     On June 27, 1997, in connection with the employment of Mr. Hunsberger, we entered into an arrangement with Mr. Hunsberger which provides that if we were to terminate his employment without cause, we would be obligated to make a lump-sum payment to Mr. Hunsberger equal to 12 months of his then-current base salary and provide benefits for 12 months following termination.

     On October 29, 1997, in connection with the employment of Mr. Henderson, we entered into an arrangement with Mr. Henderson which provides that if we were to terminate his employment without cause, we would be obligated to make a lump-sum payment to Mr. Henderson equal to six months of his then-current base salary.

     On April 12, 2002, in connection with the departure of Stuart Fuhlendorf, Chief Financial Officer, the Company made a severance payment to Mr. Fuhlendorf of $112,380, including 6-months salary of $107,500 and benefits payment of $4,880.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information with respect to stock options granted to the Named Executive Officers during the last fiscal year. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                             INDIVIDUAL GRANTS(1)
                            ------------------------------------------------------   POTENTIAL REALIZABLE
                                             PERCENT OF                                VALUE AT ASSUMED
                              NUMBER OF     TOTAL OPTIONS                            ANNUAL RATES OF STOCK
                             SECURITIES      GRANTED TO     EXERCISE                  PRICE APPRECIATION
                             UNDERLYING       EMPLOYEES      OF BASE                  FOR OPTION TERM(5)
                               OPTIONS        IN FISCAL       PRICE     EXPIRATION   ---------------------
NAME                        GRANTED(#)(2)    YEAR(%)(3)     ($/SH)(4)      DATE        5%($)      10%($)
----                        -------------   -------------   ---------   ----------   ---------   ---------
Robert H. Hunsberger......     175,000(6)        3.8         12.875       1/18/11    1,416,978   3,590,901
                                70,000(6)        1.5           4.00       5/31/11      176,091     446,248
                               150,000(6)        3.2           2.08      10/18/11      196,215     497,248
Stuart W. Fuhlendorf......      75,000(6)        1.6         12.875       1/18/11      607,276   1,538,958
                               125,000(6)        2.7           4.20       5/21/11      330,170     836,715
                                70,000(6)        1.5           2.08      10/18/11       91,567     232,049
Richard P. Henderson......      50,000(6)        1.1         12.875       1/18/11      404,851   1,025,972
                                25,000(6)        0.6         8.9688       3/19/11      141,011     357,349
                                50,000(6)        1.1           4.00       5/31/11      125,779     318,748
                                50,000(7)        1.1           2.08      10/18/11       65,405     165,749
Victor K. Liang...........      75,000(6)        1.6         12.875       1/18/11      607,276   1,538,958
                               100,000(6)        2.2           4.20       5/21/11      264,136     669,372
                                80,000(6)        1.7           2.08      10/18/11      104,648     265,199
Shimon Scherzer...........     100,000(6)        2.2         12.875       1/18/11      809,702   2,051,943
                                40,000(8)        0.9           4.00       5/31/11      100,623     254,999
                               100,000(8)        2.2           2.08      10/18/11      130,810     331,498

---------------

(1) No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year. The options have a 10-year term, but are subject to earlier termination in connection with termination of employment. In the event of certain change-in-control transactions, options held by the Named Executive Officers shall be 100% exercisable.

(2) Option is exercisable ratably on a monthly basis over a three-year period from the date of grant.

(3) In the fiscal year ended December 31, 2001, we granted options to employees to purchase an aggregate of 4,633,781 shares.

(4) The exercise price per share is equal to the fair market value per share of the underlying common stock on the date of grant. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(5) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share for the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the common stock and the timing of option exercises, as well as the optionees' continued employment throughout the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

(6) Option granted pursuant to our 2000 Stock Plan.

(7) Option granted pursuant to our 1998 Stock Option Plan.

(8) Option granted pursuant to our 2001 Stock Option Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year that ended December 31, 2001. The table also provides the number of shares covered by stock options as of the end of the fiscal year, and the value of "in-the-money" stock options, which represents the positive difference between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year.

                                                           NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                        OPTIONS AT FISCAL YEAR END      IN-THE-MONEY OPTIONS AT
                           SHARES                                (#)(2)(3)               FISCAL YEAR END(4)($)
                         ACQUIRED ON       VALUE        ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------------   -----------   -------------   -----------   -------------
Robert H. Hunsberger...    85,000         804,546         679,799        381,533        441,333        141,667
Stuart W. Fuhlendorf...        --              --         199,236        380,764          3,888         66,112
Richard P. Henderson...    15,000         118,750         173,190        183,476         89,443         47,223
Victor K. Liang........        --              --         238,122        343,543          4,444         75,556
Shimon Scherzer........        --              --          43,888        196,112          5,555         94,445

---------------

(1) The value realized is the net value of the shares (market price less the exercise price) received.

(2) Certain options granted under the 1998 Stock Option Plan and the 1995 Stock Option Plan may be exercised immediately upon grant and prior to full vesting, subject to the optionee's entering into a restricted stock purchase agreement with us with respect to any unvested shares. The unvested shares are subject to a right of repurchase in favor of the Company which lapses over time.

(3) No stock appreciation rights (SARs) were outstanding during the fiscal year ended December 31, 2001.

(4) Based on the $3.12 per share closing price of the Company's common stock on the Nasdaq National Market on December 31, 2001, minus the exercise price, multiplied by the number of shares underlying the option.

Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report, the Audit Committee Report and the Stock Performance Graph shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following is a report of the Compensation Committee of the Metawave Communications Corporation Board of Directors describing the compensation policies applicable to the Company's executive officers during the fiscal year that ended December 31, 2001. The Compensation Committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. It also approves option grants to Section 16 officers and to employees who have stock option grants exceeding 75,000 shares in the aggregate after the grant. Executive officers who are also directors have not participated in decisions involving their own compensation.

GENERAL COMPENSATION POLICY

     Under the supervision of the Board of Directors, our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon our performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

     The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

BASE SALARY

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at similar companies and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

CASH-BASED INCENTIVE COMPENSATION

     Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

     In March 2001, the Board approved the 2001 Key Managers Incentive Bonus Plan (the "Bonus Plan") in which the Named Executive Officers participated. Under the terms of the Bonus Plan, target bonus amounts were established and the key executives were eligible for bonuses based on Company, business unit, management and individual performance goals. No bonuses were paid under the Bonus Plan.

LONG-TERM INCENTIVE COMPENSATION

     We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include an individual's position, his or her performance and responsibilities and internal comparability considerations.

     Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to ten years). The options typically vest in periodic installments over a four-year period for initial grants and a three-year period for any subsequent grants, contingent upon the executive officer's continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the option term.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Robert Hunsberger has served as our Chief Executive Officer since July 1997. His base salary for fiscal 2001 was $320,000. The Company also paid life insurance premiums of $930.

     The factors discussed above in "Base Salary," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Hunsberger's salary and stock option grant. Significant factors the compensation committee considered when establishing Mr. Hunsberger's compensation were reviews of salary surveys for compensation of Chief Executive Officers of companies of similar size, revenue and industry, scope of responsibility and past performance.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the committee believes that options granted under our 1995 Stock Option Plan, 1998 Stock Option Plan and 2000 Stock Plan to such officers will meet the requirements for qualifying as performance-based, the committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Compensation Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Submitted by the Compensation
                                          Committee of the Board of Directors:

                                          Bandel Carano
                                          David Hathaway

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Bandel Carano and David Hathaway. No member of the committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Metawave Communications Corporation Board of Directors is composed of three independent directors and operates under a written charter. The members of the Audit Committee are David Twyver (chair), Scot Jarvis and Jennifer Gill Roberts. Each of the members of the Audit Committee is independent, as defined by the Nasdaq Marketplace Rules.

     One of the responsibilities of the Audit Committee is to recommend to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company's independent public accountants. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

     Due to the indictment of Arthur Andersen LLP by the U.S. Department of Justice, the Audit Committee has recommended to the Board of Directors that the Company defer selecting an independent public accountant for the fiscal year 2002 audit until there is more certainty with respect to Arthur Andersen's situation. Therefore, there is no proposal in this proxy statement for the stockholders to ratify the Board of Directors' selection of independent public accountants. If our Board of Directors concludes not to reappoint Arthur Andersen LLP, the Board of Directors will expedite the selection process of an accounting firm qualified to perform the 2002 audit and announce a new recommendation as soon as deliberations are complete.

     The Audit Committee held five meetings during the fiscal year 2001. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, the internal auditors and our independent public accountants Arthur Andersen LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. In April 2002, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2001 with management and Arthur Andersen LLP.

     The Audit Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     The Audit Committee has received and reviewed the written disclosures and the letter from the independent public accountants, Arthur Andersen LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee has discussed with Arthur Andersen LLP the issue of its independence from Metawave Communications Corporation.

     Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                          Submitted by the Audit Committee of
                                          the
                                          Board of Directors:

                                          David Twyver (chair)
                                          Scot Jarvis
                                          Jennifer Gill Roberts

           FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

     During the fiscal year ended December 31, 2001, Arthur Andersen LLP, our independent auditor and principal accountant, billed the fees set forth below.

Audit and Quarterly Review Fees.............................   $535,000
Financial Information Systems Design and Implementation
  Fees......................................................          0
All Other Fees:
  Audit-related fees*.......................................   $ 26,000
  Other fees*...............................................   $141,000
                                                               --------
Total All Other Fees........................................   $167,000

---------------

* Audit-related fees include statutory audits of subsidiaries and assistance with registration statements and consents. A majority of the fees included in "Other Fees" consist of services related to preparation of tax returns and consultation on tax and accounting matters.

                          TRANSACTIONS WITH MANAGEMENT

     In November 2000, the Board authorized a secured loan of $1,000,000 to Albert Jordan, former President, CDMA, at an annual interest rate of 6.15%. All principal and accrued interest to be due and payable in full on the earliest of
(a) November 27, 2002 or (b) six months following the termination of his employment with the Company. The loan is subject to the terms of a Secured Loan Agreement dated November 27, 2000 and is secured by 186,657 shares of the Company's common stock. Mr. Jordan's employment with the Company terminated effective March 30, 2001 and the loan has been repaid in full.

     Powerwave Technologies, Inc., whose Chief Executive Officer, Bruce Edwards, is a director of the Company, is the Company's sole supplier of linear power amplifiers, a component in the Company's systems. Pursuant to a manufacturing agreement with Powerwave (which agreement was approved by a majority of the Company's disinterested directors), Powerwave will manufacture and sell to the Company 100% of the Company's requirements for linear power amplifiers that Powerwave manufactures. The initial term of the agreement is 18 months with an automatic 18-month extension, unless either party otherwise terminates the agreement. The Company's purchases from Powerwave totaled $6,427,026, $13,497,306 and $11,467,174 in 1999, 2000 and 2001, respectively.

     On November 30, 2001, the Company issued 84,782 shares of Series A Preferred Stock at a purchase price of $235.90 per share and warrants to purchase up to either 42,391 shares of Series A Preferred Stock at an exercise price of $235.90 per share or 4,239,100 shares of common stock at an exercise price of $2.22 per share (the "Warrants") in a private placement to entities affiliated with Oak Investment Partners for aggregate proceeds of approximately $20 million. A general partner of Oak, Bandel Carano, is a current member of our Board of Directors and has served in such capacity since 1995. See Proposal 2 and the Form 8-K filed with the SEC on December 4, 2001 for a complete description.

     On April 12, 2002, in connection with the departure of Stuart Fuhlendorf, Chief Financial Officer, the Company made a severance payment to Mr. Fuhlendorf of $112,380, including 6-months salary of $107,500 and benefits payment of $4,880.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return data for our stock since April 27, 2000 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of the Nasdaq National Market Composite Index and the Nasdaq Telecom Index. The graph assumes that $100 was invested on April 27, 2000, the date on which the Company completed the initial public offering of its common stock, in the common stock of the Company and in each of the comparative indices. The graph further assumes that this amount was initially invested at $9.00 per share, the price to which such stock was first offered to the public in its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
                   AMONG METAWAVE COMMUNICATIONS CORPORATION,
            THE NASDAQ COMPOSITE INDEX AND THE NASDAQ TELECOM INDEX

                        [CUMULATIVE TOTAL RETURN GRAPH]

* Assumes $100 invested on April 27, 2000 in stock, at the initial public offering price of $9.00 per share, or in the index, including reinvestment of dividends.

                                                       4/27/00    12/31/00   12/31/01
                                                       --------   --------   --------
Metawave Communications Corporation..................   100.00     101.39     34.67
Nasdaq Telecom Index.................................   100.00     53.77      27.46
Nasdaq Composite Index...............................   100.00     65.46      51.68

Note: Stock price performance shown in the Stock Price Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

              SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of the common stock (collectively, "Reporting Persons") to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during our fiscal year ended December 31, 2001, all Reporting Persons complied with all applicable filing requirements.

                                 OTHER MATTERS

     The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Kathryn Surace-Smith
                                          Kathryn Surace-Smith
                                          Secretary

Redmond, Washington
April 29, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 OF METAWAVE COMMUNICATIONS CORPORATION FOR THE
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 6, 2002


         The undersigned stockholder of Metawave Communications Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2002, and hereby appoints Randy Scheer and Kathryn Surace-Smith, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Metawave Communications Corporation to be held on Thursday, June 6, 2002 at 5:00 p.m., local time, at 10735 Willows Road NE, Redmond, Washington 98052 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

         1.       ELECTION OF DIRECTORS:

                  ___      FOR all nominees listed below (except as indicated).

                  ___ WITHHOLD authority to vote for all nominees listed below.

                  IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

                                  ROBERT H. HUNSBERGER
                                  BANDEL L. CARANO
                                  BRUCE C. EDWARDS
                                  DAVID R. HATHAWAY
                                  SCOT B. JARVIS
                                  DOUGLAS O. REUDINK
                                  JENNIFER GILL ROBERTS
                                  DAVID A. TWYVER


         2. PROPOSAL TO APPROVE THE FULL RATCHET ANTIDILUTION PROTECTION FOR SERIES A PREFERRED STOCK AND RELATED WARRANTS ISSUED TO OAK INVESTMENT
PARTNERS:

               ____FOR          ____AGAINST                ____ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.


               PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; AND (2) FOR THE APPROVAL OF FULL RATCHET ANTIDILUTION PROTECTION FOR SERIES A PREFERRED STOCK AND RELATED WARRANTS ISSUED TO OAK INVESTMENT PARTNERS; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.



_______________________________________          Date:__________________________
Signature


_______________________________________          Date:__________________________
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)